Exhibit 10(x)

PARKER-HANNIFIN CORPORATION

SALES COMPANY INCENTIVE PLAN

Participants:        Certain Group Presidents and certain other management personnel

Terms:	Participants will receive two Return on Net Asset (“RONA”) bonus shares based on the average net assets of the local sales companies and a cash bonus equal to 1 percent (or fraction thereof) of base salary for each 1 percent (or fraction thereof) of sales by which the local sales companies exceed their sales for the prior year. Acquisitions are excluded from this calculation. Participants are limited to an overall maximum annual bonus equal to 30 percent of base salary.